Exhibit 12.1

Statement Regarding Computation of Ratios

Computation of Ratios

The following formulas were used to calculate the ratios in Financial Information and Supplementary Data, page 34, Selected Financial Data for the years ended December 31, 2013, 2012, 2011, 2010, and 2009, included in this report as Exhibit 13.1.

(Calculation)

Net income/Weighted average shares of common stock outstanding for the period

=     Earnings Per Share

	December 31,
	2013	2012	2011	2010	2009
Net Income	$2,241,048	$2,537,760	$2,454,145	$2,339,281	$2,304,986
Weighted Average Shares Outstanding	1,718,730	1,718,730	1,718,730	1,718,730	1,718,730
Per Share Amount	$1.30	$1.48	$1.43	$1.36	$1.34

(Calculation)

Cash dividends/Shares issued

=     Cash dividends declared per share

	December 31,
	2013	2012	2011	2010	2009
Cash dividends	$1,306,234	$1,259,142	$1,256,139	$1,210,677	$1,207,952
Shares issued	1,718,730	1,718,730	1,718,730	1,718,730	1,718,730
Per Share Amount	$0.76	$0.73	$0.73	$0.70	$0.70

(Calculation)

Stockholders’ equity/Shares issued

=     Book Value per share

	December 31,
	2013	2012	2011	2010	2009
Stockholders’ equity	$30,790,036	$35,702,773	$34,526,510	$31,101,185	$30,806,237
Shares issued	1,718,730	1,718,730	1,718,730	1,718,730	1,718,730
Per Share Amount	$17.91	$20.77	$20.09	$18.10	$17.92

(Calculation)

Net income/Total average assets

=     Return on average equity

	(In thousands)

	December 31,
	2013	2012	2011	2010	2009
Net income	$2,241	$2,538	$2,454	$2,339	$2,305
Total average assets	$316,172	$293,601	$283,734	$273,778	$266,414
Return on average assets	0.71%	0.86%	0.86%	0.85%	0.87%

(Calculation)

Net income/Average stockholders’ equity

=     Return on average equity

	(In thousands)

	December 31,
	2013	2012	2011	2010	2009
Net income	$2,241	$2,538	$2,454	$2,339	$2,305
Total average stockholders’ equity	$32,597	$31,608	$30,498	$29,415	$28,192
Return on average equity	6.87%	8.03%	8.05%	7.95%	8.18%

(Calculation)

Average equity/Average stockholders’ equity

=     Average equity to average assets

	(In thousands)

	December 31,
	2013	2012	2011	2010	2009
Total average stockholders’ equity	$32,597	$31,608	$30,498	$29,415	$28,192
Total average assets	$316,172	$293,601	$283,734	$273,778	$266,414
Average equity to Average assets	10.31%	10.77%	10.75%	10.74%	10.58%

(Calculation)

Cash dividends per share/net income per share

=     Dividend payout ratio

	December 31,
	2013	2012	2011	2010	2009
Cash dividends per share	$0.76	$0.73	$0.73	$0.70	$0.70
Net Income per share	$1.30	$1.48	$1.43	$1.36	$1.34
Dividend Payout Ratio	58.46%	49.32%	51.05%	51.47%	52.24%

(Calculation)

Loans/Total deposits

=     Loan to deposit ratio

	December 31,
	2013	2012	2011	2010	2009
Loans	$93,401,845	$99,387,344	$109,428,476	$121,367,066	$128,581,422
Total deposits	$285,876,758	$246,461,963	$239,177,006	$228,474,738	$221,245,997
Loan to deposit ratio	32.67%	40.33%	45.75%	53.12%	58.12%